Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 25, 2003 relating to the financial statements and financial statement schedules of Horizon Offshore, Inc, which appears in Horizon Offshore's Annual Report on Form 10-K for the year ended December 31, 2002.

We also consent to the incorporation by reference in this Registration Statement of our report dated June 20, 2002 relating to the financial statements of the Horizon Offshore, Inc. 401(k) Plan, which appears in the Annual Report of Horizon Offshore, Inc. 401(k) Plan on Form 11-K for the year ended December 31, 2001.

PricewaterhouseCoopers LLP

Houston, Texas

October 31, 2003